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                                                                  EXHIBIT (A)(4)

                    FORM OF LETTER TO ELIGIBLE OPTION HOLDERS

                               AHL Services, Inc.
                             3353 Peachtree Road, NE
                                   Suite 1120
                             Atlanta, Georgia 30326


                                November 30, 2001


Dear Eligible AHL Services Employee:

         As announced in my email earlier today, our board of directors has authorized a stock option exchange program. This is a voluntary program that allows certain eligible AHL employees to cancel any of their current stock options in exchange for a new option to be granted by AHL's board of directors six months and one day after the options are cancelled.

         The attached documents describe this stock option exchange program in detail, including the possible benefits and risks of this program. Please take the time to carefully review the documents and instructions enclosed with this letter and consider your decision carefully. Also attached is a list of the options that you currently hold which are eligible for the stock option exchange program.

         There is no way to predict what the price of our common stock will be during the next six months. Our board of directors makes no recommendations as to whether you should participate in the option exchange program, and we urge you to consult with your own advisors regarding your decision. If you decide to participate in the program, you need to return the Letter of Transmittal to us no later than 5:00 p.m., Eastern Standard Time, on December 31, 2001.

         If you have any questions about the stock option exchange program, please contact Deb McCreight by email at dmccreight@gagems.com or by telephone at (763) 745-1944.

                                      Sincerely,

                                      /s/ A. Clayton Perfall

                                      A. Clayton Perfall
                                      Chief Executive Officer


Enclosures


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